EXHIBIT 99.1

                            GRANT PARK FUTURES FUND

[LOGO]

              WEEKLY COMMENTARY FOR THE WEEK ENDED JANUARY 14, 2005

                   GRANT PARK WEEKLY PERFORMANCE STATISTICS*
                                     1/14/05

                          WEEKLY ROR        MTD ROR        YTD ROR

CLASS A UNITS               0.14%           -6.01%         -6.01%
CLASS B UNITS               0.12%           -6.05%         -6.05%
* Subject to independent verification

The Fund experienced relatively flat performance during the past week, ending the session with small gains. Profits came from positions in the agricultural/soft commodity and financial sectors. Positions in the energy and stock index sectors lost ground.

Short positions in the agricultural sector paid off as prices for corn fell on the news that the 2004 U.S. crop was the largest in history. The report released by the U.S. Department of Agriculture on Wednesday showed that last year's crop reached 11.8 billion bushels, 17% larger than the previous record set in 2003. Analysts said that the report came at a time when foreign demand for U.S. agricultural products has subsided, helping to push prices lower. The March contract on the Chicago Board of Trade closed at $1.9725 per bushel, 9.50 cents lower than last week's close. Short positions in the soybean and soybean meal contracts also gained ground, as prices were lower by the close on Friday. Long positions in the "softs" sector also profited. The March coffee contract in New York rallied 3.85 cents settling at $1.0010 per pound for the week.

Long positions in the financial sector recorded gains. Profits came mainly from positions in the overseas markets as prices for the German BOBL and German Bunds recorded higher prices. Longs in Japanese Government Bonds also reported profits, as prices there were firmer by the end of the week.

Short positions in the energy sector lost ground as forecasts for frigid temperatures in the Northeastern and Midwestern United States helped to boost prices for crude and crude products. Prices were also higher on bullish comments from Iranian Oil Minister Bijan Zanganeh concerning target prices for OPEC's reference basket of crude oil. He stated that a price level of $35.00 should be the Cartel's objective. This would be roughly equivalent to a price of $40.00 for U.S. light crude futures. The February crude oil contract settled at $48.38 per barrel, up $2.95 for the week. Natural gas prices rallied 39.4 cents per British thermal unit while heating oil rose 7.76 cents per gallon. Unleaded gasoline added 6.19 cents to close at $1.2761 per gallon.

Lastly, the spike in energy prices helped to send share prices lower, hurting the Fund's long positions. Longs in the domestic markets sustained losses as the NASDAQ-100 and S&P Composite Index both settled the session slightly lower than last week's close. Long positions in the foreign markets, including the German DAX, London FTSE and Japanese Nikkei, also recorded setbacks when those indices settled the week in lower territory.


              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                       IS NOT SUITABLE FOR ALL INVESTORS
          THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                          OFFERING BY PROSPECTUS ONLY


                                                (312) 756-4450 o (800) 217-7955
Dearborn Capital Management, LLC                           o FAX (312) 756-4452
550 West Jackson Blvd, Suite 1300,          Performance Hotline: (866) 516-1574
Chicago, IL 60661                              website: www.dearborncapital.com
                                              e-mail: funds@dearborncapital.com